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Exhibit 3.22

Eastern Medical Supplies, Inc.
ARTICLES OF INCORPORATION

        [STAMP]

THIS IS TO CERTIFY:	10/20/86	12:13

        FIRST:    The undersigned, Louis Lo Presti, Sr., Carmella LoPresti, and Louis LoPresti, Jr., whose post office address are 4 Vista View Court, Kingsville, Maryland 21087, being at least eighteen years of age, hereby form a corporation under and by virtue of the General Laws of the State of Maryland.

        SECOND:    That the name of the Corporation (which is hereinafter called "the corporation") is:

Eastern Medical Supplies, Inc.

        THIRD:    That the purposes for which the corporation is formed and the business objectives to be carried on and performed by it are as follows:

  (1)
  To conduct, carry out the business, and engage in any and all types of activities as sale and rental of durable medical equipment, to advertise, sell, enter into sales arrangements with individuals and/or brokers for the aforesaid purposes; to buy, sell, and deal in the materials necessary in connection with the business of the corporation; to perform any and all of the aforegoing either alone or with or on behalf of other companies or persons; to own, manage, operate, lease, purchase, and sell land buildings incidental to the purposes aforesaid, an to all things necessary or incidental thereto or in connection with the business of the corporation.

  (2)
  To acquire by purchase, lease or otherwise, the property, rights, business, goodwill, franchise, and assets of every kind of any corporation, association, firm or individual carry on in whole or in part the aforesaid business, or any of them, or any other business in whole or in part that the corporation may be authorized to carry on, and to undertake, guarantee, assume, and pay the indebtedness and liabilities thereof, and to pay for any property, rights, business, goodwill, franchises, and assets so acquired in the stock, bonds or other securities of the corporation or otherwise.

  (3)
  To enter into partnership or into any arrangement for the sharing of profits, union of interest, cooperation, joint adventure, reciprocal concessions or otherwise, with any person or corporation carrying on or engaging in or about to carry on or engage in any business or transaction which the corporation is authorized to carry on or engage in, or in any business or transaction capable of being conducted so as directly or indirectly to benefit the corporation, and to lend money to, guarantee the contracts of, or otherwise assist any such person or corporation, and to take or otherwise acquire shares of securities of any such corporation, and to sell, hold, reissue, with or without guarantee, or otherwise deal with the same.

  (4)
  To carry on any other business which may seem to the corporation to be calculated directly or indirectly to effectuate the aforesaid objects, or any of them, to facilitate it in the transaction or its aforesaid business, or any part therof, or in the transaction of any other business that may be calculated, directly or indirectly, to enhance the value of its property and rights.

  (5)
  To carry out all of any part of the aforesaid purposes, and to conduct its business in all or any of its branches in any or all states, territories, districts, colonies, and dependencies of the United States of America and in foreign countries, and to maintain offices and agencies, in any or all states, territories, districts, colonies, and dependencies of the United States of America and in foreign countries.

  (6)
  To do any and all other acts and things which ordinary business corporations may be empowered to do under the laws of the State of Maryland.

        FOURTH:    The post office address of the principal office of the corporation is 3200 East Baltimore Street, Baltimore, Maryland 21224.

The resident agent of the corporation is Louis LoPresti, Jr., whose post office address is 4 Vista View Court, Kingsville, Maryland 21087. Said resident agent is an individual actually residing in the state of Maryland.

        FIFTH:    The total number of shares of capital stock which the corporation has been authorized to issue is one thousand (1,000) shares of common stock without par value.

        SIXTH:    The number of directors of the corporation shall be three. The names of the directors who shall act until the first annual meeting or until their successors are duly chosen and qualified are:

                      Louis LoPresti, Sr.
                      Carmella LoPresti
                      Louis LoPresti, Jr.

        SEVENTH:    The duration of the corporation shall be perpetual.

        IN WITNESS WHEREOF, we have signed these Articles of Incorporation on this 1st day of October, 1986, and severally acknowledge the same to be our act.

Witness:
/s/ [ILLEGIBLE]	/s/ LOUIS LOPRESTI Louis LoPresti, Sr.
Witness:
/s/ [ILLEGIBLE]	/s/ CARMELLA LOPRESTI Carmella LoPresti
Witness:
/s/ [ILLEGIBLE]	/s/ LOUIS LOPRESTI JR. Louis LoPresti, Jr.

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  Exhibit 3.22
Eastern Medical Supplies, Inc. ARTICLES OF INCORPORATION